Verisign Reports Fourth Quarter and Full Year 2023 Results

RESTON, VA - Feb. 8, 2024 - VeriSign, Inc. (NASDAQ: VRSN), a global provider of critical internet infrastructure and domain name registry services, today reported financial results for the fourth quarter and full year 2023.

Fourth Quarter Financial Results
VeriSign, Inc. and subsidiaries (“Verisign”) reported revenue of $380 million for the fourth quarter of 2023, up 3.0 percent from the same quarter in 2022. Operating income was $256 million for the fourth quarter of 2023, compared to $245 million for the same quarter of 2022. Verisign reported net income of $265 million and diluted earnings per share (diluted “EPS”) of $2.60 for the fourth quarter of 2023, compared to net income of $179 million and diluted EPS of $1.70 for the same quarter in 2022. Net income for the fourth quarter of 2023 included the recognition of income tax benefits related to a step-up in tax basis of certain non-U.S. intellectual property, recognition of previously unrecognized income tax benefits as the related statutes of limitations lapsed, and a beneficial change in certain state income apportionment rules. Cumulatively, these income tax benefits increased net income by $69.3 million and increased diluted EPS by $0.68.

2023 Financial Results
Verisign reported revenue of $1.49 billion for 2023, up 4.8 percent from 2022. Operating income was $1.00 billion for 2023 compared to $943 million in 2022. Verisign reported net income of $818 million and diluted EPS of $7.90 for 2023, compared to net income of $674 million and diluted EPS of $6.24 in 2022. Net income for the full year of 2023 included the recognition of income tax benefits noted above, which increased net income by $69.3 million and increased diluted EPS by $0.67.

“In 2023 we continued to execute on our mission, extending our record of uninterrupted availability for our global .com and .net resolution infrastructure to more than 26 years. We also delivered solid financial performance both for the quarter and the full year,” said Jim Bidzos, Executive Chairman and Chief Executive Officer.

Financial Highlights

•Verisign ended 2023 with cash, cash equivalents, and marketable securities of $926 million, a decrease of $54 million from year-end 2022.
•Cash flow from operations was $204 million for the fourth quarter of 2023 and $854 million for the full year of 2023 compared with $217 million for the same quarter in 2022 and $831 million for the full year of 2022.
•Deferred revenues as of Dec. 31, 2023, totaled $1.25 billion, an increase of $27 million from year-end 2022.
•During the fourth quarter of 2023, Verisign repurchased 1.1 million shares of its common stock for $223 million. During the full year of 2023, Verisign repurchased 4.2 million shares of its common stock for $883 million. As of Dec. 31, 2023, there was $1.12 billion remaining for future share repurchases under the share repurchase program which has no expiration date.

Business Highlights

•Verisign ended the fourth quarter of 2023 with 172.7 million .com and .net domain name registrations in the domain name base, a 0.6 percent decrease from the end of the fourth quarter of 2022, and a net decrease of 1.2 million registrations during the fourth quarter of 2023.
•In the fourth quarter of 2023, Verisign processed 9.0 million new domain name registrations for .com and .net, as compared to 9.7 million for the same quarter in 2022.
•The final .com and .net renewal rate for the third quarter of 2023 was 73.5 percent compared to 73.7 percent for the same quarter in 2022. Renewal rates are not fully measurable until 45 days after the end of the quarter.
•Verisign announces that it will increase the annual registry-level wholesale fee for each new and renewal .com domain name registration from $9.59 to $10.26, effective Sept. 1, 2024.

Today’s Conference Call
Verisign will host a live conference call today at 4:30 p.m. (EST) to review the fourth quarter and full year 2023 results. The call will be accessible by direct dial at (888) 676-VRSN (U.S.) or (786) 789-4797 (international), conference ID: Verisign. A listen-only live web cast of the conference call and accompanying slide presentation will also be available at https://investor.verisign.com. An audio archive of the call will be available at https://investor.verisign.com/events.cfm. This news release and the financial information discussed on today’s conference call are available at https://investor.verisign.com.

About Verisign
Verisign (NASDAQ: VRSN), a global provider of critical internet infrastructure and domain name registry services, enables internet navigation for many of the world’s most recognized domain names. Verisign helps enable the security, stability, and resiliency of the Domain Name System and the internet by providing root zone maintainer services, operating two of the 13 global internet root servers, and providing registration services and authoritative resolution for the .com and .net top-level domains, which support the majority of global e-commerce. To learn more please visit verisign.com.

VRSNF
Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause our actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, attempted security breaches, cyber-attacks, and DDoS attacks against our systems and services; the introduction of undetected or unknown defects in our systems or services; vulnerabilities in the global routing system; system interruptions or system failures; damage or interruptions to our data centers, data center systems or resolution systems; risks arising from our operation of root servers and our performance of the Root Zone Maintainer functions; any loss or modification of our right to operate the .com and .net gTLDs; changes or challenges to the pricing provisions of the .com Registry Agreement; new or existing governmental laws and regulations in the U.S. or other applicable non-U.S. jurisdictions; new laws, regulations, directives or ICANN policies that require us to obtain and maintain personal information of registrants; economic, legal, regulatory, and political risks associated with our international operations; unfavorable changes in, or interpretations of, tax rules and regulations; risks from the adoption of ICANN’s consensus and temporary policies, technical standards and other processes; the weakening of, changes to, the multi-stakeholder model of internet governance; the outcome of claims, lawsuits, audits or investigations; deterioration of economic conditions; our ability to compete in the highly competitive business environment in which we operate; changes in internet practices and behavior and the adoption of substitute technologies, or the negative impact of wholesale price increases; our ability to expand our services into developing and emerging economies; our ability to maintain strong relationships with registrars and their resellers; our ability to attract, retain and motivate highly skilled employees; and our ability to protect and enforce our intellectual property rights. More information about potential factors that could affect our business and financial results is included in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended Dec. 31, 2022, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and, when filed, our Annual Report on Form 10-K for the year ended Dec. 31, 2023. Verisign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

Contacts
Investor Relations: David Atchley, datchley@verisign.com, 703-948-3447
Media Relations: David McGuire, davmcguire@verisign.com, 703-948-3800

©2024 VeriSign, Inc. All rights reserved. VERISIGN, the VERISIGN logo, and other trademarks, service marks, and designs are registered or unregistered trademarks of VeriSign, Inc. and its subsidiaries in the United States and in foreign countries. All other trademarks are property of their respective owners.

VERISIGN, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except par value)
(Unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$240.1	$373.6
Marketable securities	686.3	606.8
Other current assets	61.9	58.3
Total current assets	988.3	1,038.7
Property and equipment, net	233.2	232.0
Goodwill	52.5	52.5
Deferred tax assets	301.0	234.6
Deposits to acquire intangible assets	145.0	145.0
Other long-term assets	29.0	30.6
Total long-term assets	760.7	694.7
Total assets	$1,749.0	$1,733.4
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$257.4	$226.5
Deferred revenues	931.1	890.4
Total current liabilities	1,188.5	1,116.9
Long-term deferred revenues	315.0	328.7
Senior notes	1,790.2	1,787.9
Long-term tax and other liabilities	36.3	62.1
Total long-term liabilities	2,141.5	2,178.7
Total liabilities	3,330.0	3,295.6
Commitments and contingencies
Stockholders’ deficit:
Preferred stock—par value $.001 per share; Authorized shares: 5.0; Issued and outstanding shares: none	—	—
Common stock and additional paid-in capital—par value $.001 per share; Authorized shares: 1,000.0; Issued shares: 354.9 at December 31, 2023 and 354.5 at December 31, 2022; Outstanding shares: 101.3 at December 31, 2023 and 105.3 at December 31, 2022	11,808.0	12,644.5
Accumulated deficit	(13,386.4)	(14,204.0)
Accumulated other comprehensive loss	(2.6)	(2.7)
Total stockholders’ deficit	(1,581.0)	(1,562.2)
Total liabilities and stockholders’ deficit	$1,749.0	$1,733.4

VERISIGN, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues	$380.4	$369.2	$1,493.1	$1,424.9
Costs and expenses:
Cost of revenues	48.5	50.5	197.3	200.7
Research and development	22.9	21.5	91.0	85.7
Selling, general and administrative	52.7	51.7	204.2	195.4
Total costs and expenses	124.1	123.7	492.5	481.8
Operating income	256.3	245.5	1,000.6	943.1
Interest expense	(18.8)	(18.8)	(75.3)	(75.3)
Non-operating income, net	14.1	5.6	51.2	12.4
Income before income taxes	251.6	232.3	976.5	880.2
Income tax benefit (expense)	13.1	(52.8)	(158.9)	(206.4)
Net income	264.7	179.5	817.6	673.8
Other comprehensive income	0.4	—	0.1	0.1
Comprehensive income	$265.1	$179.5	$817.7	$673.9

Earnings per share:
Basic	$2.60	$1.70	$7.91	$6.24
Diluted	$2.60	$1.70	$7.90	$6.24
Shares used to compute earnings per share
Basic	101.8	105.8	103.4	107.9
Diluted	102.0	105.9	103.5	108.0

VERISIGN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income	$817.6	$673.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	44.1	46.9
Stock-based compensation expense	59.7	58.6
Amortization of discount on investments in debt securities	(27.8)	(7.7)
Other, net	3.3	3.8
Changes in operating assets and liabilities:
Other assets	(1.5)	9.5
Other liabilities	(2.2)	(13.3)
Deferred revenues	27.0	65.7
Net deferred income taxes	(66.4)	(6.2)
Net cash provided by operating activities	853.8	831.1
Cash flows from investing activities:
Proceeds from maturities and sales of marketable securities	1,278.9	1,721.5
Purchases of marketable securities	(1,330.5)	(1,338.4)
Purchases of property and equipment	(45.8)	(27.4)
Net cash (used in) provided by investing activities	(97.4)	355.7
Cash flows from financing activities:
Repurchases of common stock	(901.4)	(1,048.1)
Proceeds from employee stock purchase plan	12.3	12.3
Other financing activities	(0.7)	—
Net cash used in financing activities	(889.8)	(1,035.8)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.1)	(0.8)
Net (decrease) increase in cash, cash equivalents and restricted cash	(133.5)	150.2
Cash, cash equivalents, and restricted cash at beginning of period	379.0	228.8
Cash, cash equivalents, and restricted cash at end of period	$245.5	$379.0
Supplemental cash flow disclosures:
Cash paid for interest	$72.8	$72.8
Cash paid for income taxes, net of refunds received	$239.7	$211.7